EXHIBIT 99.1

Delcath Systems, Inc. Appoints Dr. Krishna Kandarpa its Executive Vice President R&D and Chief Medical Officer

NEW YORK, NY -- October 2, 2009 -- Delcath Systems, Inc. (Nasdaq: DCTH), a medical technology company testing its proprietary treatment method for primary and metastatic cancers to the liver, announced that it appointed Krishna Kandarpa, MD, PhD, its Executive Vice President, Research & Development, and Chief Medical Officer, effective October 10, 2009. Dr. Kandarpa replaces Mark Morrison, MD, PhD, who resigned to pursue other interests.

Prior to joining Delcath, Dr. Kandarpa, 58, was tenured Professor and former Chair of the Department of Radiology at the University of Massachusetts Medical School (UMMS) and Radiologist-in-Chief at the University of Massachusetts Memorial Medical Center, which he joined in 2002. He was also a faculty member at the Harvard-Massachusetts Institute of Technology, Division of Health Sciences and Technology, for more than a decade, from 1987 to 1998.

Before deciding to attend medical school at the University of Miami, Dr. Kandarpa was a Research and Development Engineer at Duracell International Laboratory for Physical Science.  He earned a PhD in Engineering Science & Mechanics from Penn State University and a BS in Aerospace & Mechanical Engineering from Washington University (St. Louis).

“Dr. Kandarpa brings to Delcath a compelling mix of skills,” said Eamonn P. Hobbs, President and CEO of Delcath. “As a leading research scientist, a respected clinician, and a trained engineer and skilled inventor, Dr. Kandarpa is uniquely qualified to provide guidance to our regulatory submissions and additional clinical development programs, to communicate effectively with clinicians seeking new treatments for hard-to-treat cancers, and to play a key leadership role in R&D and new product development. We expect that Dr. Kandarpa will be a great asset to our organization, particularly as we now prepare to conclude the Phase 3 Trial of our Percutaneous Hepatic Perfusion System (PHP) for the regional delivery of melphalan to the liver, submit data to the FDA and EU, and ready ourselves for commercialization. I would like to thank Dr. Morrison for his many contributions to Delcath during the past year and wish him well in his future endeavours.”

“I’m very excited about joining Delcath Systems at this important time in the Company’s development,” said Dr. Kandarpa. “The clinical progress to date with the Phase 3 Trial is quite encouraging and we eagerly anticipate the trial’s enrolment completion so that analysis of the data can begin in preparation of our submission to the FDA. I look forward to working with our team as we explore other indications for which the Delcath PHP SystemTMmay deliver effective therapy.”

Dr. Kandarpa has served on several national and international expert panels and consensus groups on endovascular interventions. Before joining the University of Massachusetts Memorial Medical Center in 2002, he was at the Weill Medical College of Cornell University, where he was a Professor of Radiology and Chief of Service and Director of the Division of Cardiovascular & Interventional Radiology at The New York Presbyterian Hospital (Cornell).

Dr. Kandarpa is past-President (1997-2001) and past-Chair (2001-2002) of the Cardiovascular & Interventional Radiology Research and Education Foundation (CIRREF) of the Society of Interventional Radiology (SIR). He completed his final term on the Board of Directors of the Academy of Radiology Research in 2007.  Dr. Kandarpa has authored over 50 original peer-reviewed scientific publications, including book chapters and solicited review articles, and is the author/editor of several specialized books, including The Handbook of Interventional Radiologic Procedures, and a new textbook entitled Peripheral Vascular Interventions (2008), which will be available in Chinese this year.

About Delcath Systems, Inc.
Delcath Systems, Inc. is a medical device company specializing in cancer treatment. The Company is testing a proprietary, patented drug delivery system for the treatment of liver cancers. Delcath's novel drug delivery platform is testing the delivery of ultra-high doses of anti-cancer drugs to the liver while preventing these high doses of drug from entering the patient's bloodstream. The Company is currently enrolling patients in Phase III and Phase II clinical studies for the treatment of liver cancers using high doses of melphalan. The Company's intellectual property portfolio consists of twenty-seven patents on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information: Investor Contact: Doug Sherk/Stacey Fisher EVC Group 415-896-6820	Media Contact: Steve DiMattia EVC Group 646-201-5445